Exhibit 10.04

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN
(as amended and restated effective March 31, 2003)

1.  Purpose.  The purposes of the Plan are to assist the Company in (1) promoting a greater identity of interests between the Company’s non-employee directors and its shareholders, and (2) attracting and retaining directors by affording them an opportunity to share in the future successes of the Company.

2.  Definitions

(a)  “Additional Retainer” shall mean any additional annual retainer fees payable to a Non-Employee Director for service in certain positions on the Board, as set forth on Exhibit A hereto.

(b)  “Award” shall mean an award of Restricted Stock Units as contemplated by Section 7.

(c)  “Award Date” shall mean either (i) the date set forth in Section 7 for purposes of Restricted Stock Units awarded to a Non-Employee Director thereunder, or (ii) the date on which a Restricted Stock Unit is issued pursuant to Section 8 in lieu of Fees that would otherwise be payable to the Non-Employee Director.

(d)  “Beneficiary” shall mean a Beneficiary or Beneficiaries designated by the Non-Employee Director under Section 12.

(e)  “Board” shall mean the Board of Directors of the Company.

(f)  “Change in Control” shall mean the happening of any of the following events:

(i)         The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition, or (v) any acquisition by Emanuel Friedman, Eric Billings or W. Russell Ramsey (the “Founders”) or any entity that is controlled by one or more of the Founders (the “Founder Affiliates”);

(ii)         Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)         Approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or the Founders or Founder Affiliates) will beneficially own, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)         Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(g)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

(h)  “Committee” shall mean the Compensation Committee or any other Committee of the Board designated by the Board to administer the Plan that shall consist of at least two members appointed from time to time by the Board.  Each Committee member must qualify as a “non-employee director” as defined in Reg. §240.16b-3(b)(3) (or any successor rule) of the Exchange Act.

(i)  “Common Stock” shall mean the Class A common stock, $.01 par value, of the Company.

(j)  “Company” shall mean Friedman, Billings, Ramsey Group, Inc., a Virginia corporation.

(k)  “Deferral Period” shall mean a period of time beginning on the Award Date and ending on the earlier of (1) the date that is one year after the Non-Employee Director’s retirement or (2) the date that is one year after the Non-Employee Director ceases to be a member of the Board.

(l)  “Fair Market Value” shall mean, as of any given date, the closing price of the Common Stock reported in the Wall Street Journal for the day prior to such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then for the last preceding day on which the Common Stock was traded.  If there is no regular public trading market for the Common Stock, Fair Market Value shall be determined by such other source as the Committee may select.

(m)  “Fees” shall mean the annual cash retainer fee, the cash portion of the Additional Retainer, and meeting fees for a Non-Employee Director in connection with his or her service on the Board for any Plan Year.

(n)  “Involuntary Termination” shall mean a Director’s termination of Board membership other than his voluntary termination, his failure to stand for reelection, or a termination for cause (as determined under Section 16).

(o)  “Non-Employee Director” shall mean each member of the Board who is not an employee of the Company.

(p)  “Plan” shall mean the Friedman, Billings, Ramsey Group, Inc. Non-Employee Director Stock Compensation Plan.

(q)  “Plan Year” shall mean the fiscal year of the Company.

(r)  “Restricted Stock Unit” or “RSU” shall mean a bookkeeping entry representing the right to receive a share of Common Stock (or a cash payment equal to the Fair Market Value of a share of Common Stock) at some future date.

3.  Eligibility.  Each Non-Employee Director shall be eligible to participate in the Plan.  Any Non-Employee Director who becomes an employee of the Company shall not be entitled to additional Awards under the Plan, but shall retain all Awards granted pursuant to the terms of the Plan prior to the date that the Non-Employee Director becomes an employee of the Company.

4.  Shares Subject to the Plan.  The maximum number of shares of Common Stock that shall be reserved and available for use under the Plan shall be 200,000, subject to adjustment pursuant to Section 17.  The shares issued under the Plan may be authorized and unissued shares or may be treasury shares or both.

5.  Duration of Plan.  Unless earlier terminated pursuant to Section 14, this Plan shall automatically terminate on, and no awards or elections may be made after, December 31, 2010, other than the exercise of outstanding stock options previously granted under the Plan and the payment of Restricted Stock Units awarded or purchased for Fees earned prior to such date.

6.  Administration.  The Plan shall be administered by the Board or any committee thereof so designated by the Board (the “Committee”), which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable.

7.  Awards of Restricted Stock Units

(a)  Annual Award.  Effective March 31, 2003, the Company shall automatically award to each Non-Employee Director for each Plan Year a number of Restricted Stock Units that is equal to $50,000, as calculated below.  The Award Date for this award of Restricted Stock Units shall be the first business day following the Company’s Annual Meeting of Shareholders for such Plan Year.

(b)  Additional Retainer Award.  Fifty percent (50%) of the Additional Retainer, if any, paid to a Non-Employee Director on the Award Date described in subsection (a), above, shall be paid in a number of Restricted Stock Units that is equal to the dollar amount representing fifty percent (50%) of such Additional Retainer.

(c)  Calculating Restricted Stock Units.  A Non-Employee Director shall be credited with a whole number of Restricted Stock Units determined by dividing (i) the dollar amounts under Sections 7(a) and (b) by (ii) the Fair Market Value of a share of Common Stock on the applicable Award Date.  No fractional Restricted Stock Units will be credited, and the amount equivalent in value to the fractional Restricted Stock Unit will be paid to the Non-Employee Director in cash.

(d)  Vesting.  A Non-Employee Director shall be fully vested in each Restricted Stock Unit awarded pursuant to Section 7(a) or (b) as of the business day preceding the Company’s Annual Meeting of Shareholders for the Plan Year following the Plan Year in which the award is made (the “Vesting Date”), provided that the Non-Employee Director has remained a member of the Board for the entire period from the Award Date to the Vesting Date.  A vested Restricted Stock Unit will not be subject to the forfeiture provisions described in Sections 9(c) and (d).

(e)  Pro Rata Awards.  In the event that the number of shares of Common Stock available for future Awards under the Plan is insufficient to make all automatic Awards required to be made on such date, then all Non-Employee Directors entitled to an Award on such date shall share ratably in the number available to be awarded under the Plan.

8.  Purchases of Restricted Stock Units

(a)  Electing Restricted Stock Units.  Each Non-Employee Director shall be entitled to elect to receive all or any portion of his Fees that would otherwise be payable in cash as an award of Restricted Stock Units.  To receive Restricted Stock Units, a Non-Employee Director shall complete an election form.  The election form shall provide that the Non-Employee Director elects to receive Restricted Stock Units in lieu of a specified portion of his Fees.  Such portion may be expressed as a specified percentage (in whole percentages) of the actual Fees.  The Company must receive election forms prior to the first day of the Plan Year for which such Fees will be paid.

(b)  Calculation of Restricted Stock Units.  The Company shall issue Restricted Stock Units on each Award Date to each Non-Employee Director who has made an election.  Each Non-Employee Director shall be credited with a whole number of Restricted Stock Units determined by dividing (i) the amount of the Fees elected under Section 8(a) by (ii) the Fair Market Value of a share of Common Stock on the Award Date.  No fractional Restricted Stock Units will be credited and the amount equivalent in value to the fractional Restricted Stock Unit will be paid to the Non-Employee Director in cash.

(c)  Vesting.  A Non-Employee Director shall immediately be fully vested in each Restricted Stock Unit that he elects to purchase pursuant to this Section 8.

9.  Terms of Restricted Stock Units

(a)  In the event that a Non-Employee Director dies or becomes disabled (as determined by the Committee) before he is fully vested in his Restricted Stock Units awarded pursuant to Section 7, but while still a member of the Board, the Non-Employee Director shall become fully vested in all his Restricted Stock Units at that time.  In the event the Non-Employee Director ceases to be a member of the Board following a Change in Control before he is fully vested in his Restricted Stock Units awarded pursuant to Section 7, the Non-Employee Director shall become fully vested in all Restricted Stock Units at that time.

(b)  With respect to each vested Restricted Stock Unit, whether awarded pursuant to Section 7 or purchased pursuant to Section 8, the Company shall issue to the Non-Employee Director one share of Common Stock as soon as practicable after the end of the Deferral Period.

(c)  If a Non-Employee Director ceases to be a member of the Board for reasons other than death, disability, or Involuntarily Termination, the Non-Employee Director’s nonvested Restricted Stock Units shall be canceled, and he shall receive as soon as practicable after his ceasing to be a member of the Board a cash payment equal to the number of those Restricted Stock Units multiplied by the aggregate Fair Market Value of those Restricted Stock Units on the date of the Non-Employee Director’s ceasing to be a member of the Board.

(d)  Subject to Section 9(a), if a Non-Employee Director’s membership on the Board terminates as a result of an Involuntary Termination, the Non-Employee Director’s nonvested Restricted Stock Units shall be cancelled and he shall receive payment as soon as practicable following his Involuntary Termination as described below:

(i)           The number of nonvested Restricted Stock Units awarded on each Award Date shall be multiplied by a fraction, the numerator of which is the number of full months since the Award Date and the denominator of which is 12; and the Non-Employee Director shall receive the resulting number of such Restricted Stock Units in shares of Common Stock.

(ii)           With respect to the Non-Employee Director’s remaining nonvested Restricted Stock Units, the Non-Employee Director shall receive cash in an amount equal to the number of those Restricted Stock Units multiplied by the Fair Market Value of those Restricted Stock Units on the date of the Non-Employee Director’s termination of Board membership.

(e)  The Committee shall have complete discretion to determine the reasons for a Non-Employee Director’s termination of membership on the Board, including whether the same results from Involuntary Termination or disability, and the Committee’s determination shall be final and binding on all parties and not subject to review or challenge by any Non-Employee Director or other person.

(f)  A holder of Restricted Stock Units shall not be entitled to voting rights on any shares of Common Stock to which the Restricted Stock Units relate.  The fair market value of a Restricted Stock Unit on any date shall be deemed to be the Fair Market Value of a share of Common Stock on that date.

(g)  During the Deferral Period, a Non-Employee Director shall be entitled to receive in cash a dividend credit equal to the cash dividend payable on the number of shares of Common Stock that the Non-Employee Director will be entitled to receive based on the number of Restricted Stock Units held by the Non-Employee Director, regardless of whether the Restricted Stock Units have fully vested.

10.  Deferrals of Fees.

(a)  In addition to a Non-Employee Directors right to purchase Restricted Stock Units pursuant to Section 8, a Non-Employee Director may elect to defer the payment of some or all of his Fees that would otherwise be payable in cash by completing a deferral election.  A deferral election shall pertain to all Fees payable in cash during a Plan Year.  A deferral election must be in writing and be delivered to the Committee prior to the start of the Plan Year to which it pertains.  A deferral election shall be irrevocable with respect to the Plan Year to which it pertains.  A deferral election must specify the applicable amount or percentage of Fees that the Non-Employee Director wishes to defer.  A deferral election may be made for a single Plan Year or may be made applicable to all future Plan Years until revoked.  Any revocation shall be effective as of the first day of the next Plan Year after the revocation is made.

(b)  The Board shall establish one or more permissible deemed investments for the Fees deferred pursuant to this Section 10, which may include Company Common Stock.  A Non-Employee Director may select from the permissible deemed investments under such procedures as are established by the Board.  With respect to all amounts for which a deferral election is made, the Company shall credit an equal deemed amount to the Non-Employee Director’s fee deferral account when the Fees otherwise would have been payable to the Non-Employee Director.  Deemed earnings and losses shall be credited to the fee deferral account established for the Non-Employee Director based on the selected deemed investments.  The Board shall establish the method or methods for crediting earnings and losses to fee deferral accounts, in its discretion.

(c)  For purposes of the Plan, a fee deferral account means a bookkeeping record on the books of the Company established for each Non-Employee Director who makes a fee deferral.  A fee deferral account shall be established only for purposes of measuring the Company’s obligation to the Non-Employee Director and not to segregate assets or to identify assets that may be used to satisfy the obligation.

(d)  A deferral election shall provide for payment of the Non-Employee Director’s fee deferral account at a future date or dates elected by the Non-Employee Director.  Payments of the fee deferral account must commence no later than the first Plan Year after the Non-Employee Director ceases to be a member of the Board.  Payments of the fee deferral account shall be made over a period of up to 10 years and shall be made no more frequently than annually.  In absence of an effective election, the fee deferral account will be paid in a lump sum in the first Plan Year after the Non-Employee Director ceases to be a member of the Board.  In addition, the Non-Employee Director may elect to receive payment of the fee deferral account in a single lump sum payment upon the occurrence of a Change in Control in lieu of any other form that would otherwise be payable pursuant to a prior election.  The single lump sum payment shall be paid in cash as soon as practicable after the Change in Control occurs.  Except for an election made at the time of the Non-Employee Director’s first deferral election which shall be immediately effective, any election by the Non-Employee Director as to the date or form of payment shall be effective six months after it is made.

(e)  To the extent of undistributed amounts in a Non-Employee Director’s fee deferral account at the Non-Employee Director’s death, the Non-Employee Director’s beneficiary shall continue to receive payments in the form elected by the Non-Employee Director unless the beneficiary elects to take a lump sum payment.  The election of a lump sum payment made within 30 days of the Non-Employee Director’s death shall be immediately effective.  In addition, a beneficiary may elect to receive the balance of any unpaid benefit in a single lump sum payment upon the occurrence of a Change in Control in lieu of the benefit that would otherwise be payable.  The single lump sum payment shall be paid in cash as soon as practicable after the Change in Control occurs.

11.  Discretionary Stock Option Grants.  Grants of stock options on Common Stock may be made to Non-Employee Directors.  The Board shall have the complete discretion to determine the terms and conditions and the number of shares to be allocated as part of each stock option for each Non-Employee Director.  The grant of stock options shall not obligate the Company to make further grants to the Non-Employee Director at any time thereafter.

12.  Designation of Beneficiary.  A Non-Employee Director may designate one or more Beneficiaries to receive any payments or shares of Common Stock payable in the event of his death.  A designation of Beneficiary shall apply to a specified percentage of a Non-Employee Director’s entire interest in the Plan.  Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company.  If there is no effective designation of Beneficiary, or if no Beneficiary survives the Non-Employee Director, the Non-Employee Director’s estate shall be deemed to be the Beneficiary.

13.  Transferability.  No Restricted Stock Unit shall be transferable by a Non-Employee Director other than by will or by the laws of descent and distribution, or, in the Committee’s discretion, pursuant to a written beneficiary designation.

14.  Amendment and Termination.  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Non-Employee Director under any Award theretofore granted without such person’s consent.  In addition, no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by law or agreement.  The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder’s consent.  Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

15.  Effect of Change in Control.  Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, any Restricted Stock Units not then vested as of the date such Change in Control is determined to have occurred shall become fully exercisable and vested.

16.  Effect of Termination for Cause.  If a Non-Employee Director incurs a termination of membership on the Board for cause, such Non-Employee Director’s unvested Restricted Stock Units shall be automatically canceled immediately, and he shall receive a cash payment as described in Section 9.  Unless otherwise determined by the Board, for purposes of the Plan “cause” shall mean (i) the conviction of the Non-Employee Director for commission of a felony under Federal law or the law in the state in which such action occurred, or (ii) dishonesty in the course of fulfilling the Non-Employee Director’s duties as a director.

17.  Adjustments Upon Changes in Capitalization.  In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and class of shares reserved for issuance under the Plan, the number and kind of shares subject to Restricted Stock Units, the number and kind of shares subject to other outstanding Awards granted under the Plan, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number.

18.  Effectiveness of Plan.  The Plan originally became effective on December 23, 1997.  This amended and restated Plan is effective as of March 31, 2003.  The terms of any stock option, restricted stock unit, or other award granted prior to the effectiveness of this amended and restated Plan shall be governed by the provisions of the Plan that were in effect at the time such grant was made.